Exhibit 99.1

Contacts:
Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6000 – Investors mdaniel@bassettfurniture.com

Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

For immediate release

Bassett Reports Fiscal Second Quarter Results

(Bassett, Va.) – July 1, 2026 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) reported today its results of operations for its second quarter ended May 30, 2026.

Q2 Consolidated Business Highlights: [FY 26 vs. FY 25, unless otherwise specified]

●	Revenues decreased 0.7% from the prior year quarter.
●

Operating income was $2.2 million or 2.7% of sales as compared to operating income of $2.5 million or 3.0% of sales for the prior year quarter. Included in the prior year’s operating income was a $0.7 million gain from the receipt of insurance proceeds for a business interruption claim arising from a cyber incident that occurred in 2024. Excluding that gain, operating income for 2025 would have been $1.8 million or 2.1% of sales.

●	Gross margin of 56.5% represented a 90-basis point increase from the prior year due primarily to higher margins in the wholesale business, partially offset by lower margins in the retail business.
●

Selling, general and administrative (SG&A) expenses excluding new store preopening costs were 53.3% of sales, 60 basis points higher than the prior year. Excluding the previously mentioned gain in 2025 from the cyber claim proceeds that was recorded as a reduction of SG&A expenses, SG&A expenses as a percentage of sales would have been 53.5% in 2025, showing a 20-basis point improvement on an adjusted basis.

●	Diluted earnings per share were $0.24 compared to $0.22 per share in the prior year period.
●	Generated $7.4 million of cash from operating activities for the quarter.

Fiscal 2026 Second Quarter Overview

(Dollars in millions)

	Sales				Operating Income (Loss)
	2nd Quarter		Dollar	%	2nd Quarter	% of	2nd Quarter	% of
	2026	2025	Change	Change	2026	Sales	2025	Sales
Consolidated (1)	$83.8	$84.3	$(0.5)	-0.7%	$2.2	2.7%	$2.5	3.0%

Wholesale	$53.1	$54.2	$(1.1)	-2.0%	$8.2	15.4%	$8.3	15.3%

Retail	$55.5	$54.2	$1.3	2.4%	$0.1	0.2%	$0.5	0.9%

Corporate & Other (2)	$-	$-	$-	N/A	$(6.1)	N/A	$(6.5)	N/A

(1)

Our consolidated results for the quarter include certain intercompany eliminations for an illustration of the effects of these items on our consolidated sales and operating income.. See Table 4, "Segment Information" below

(2)	Corporate and Other includes the shared Corporate costs that are benefiting both the Wholesale and Retail segments.

Comments from Rob Spilman, Bassett Chairman and CEO

“We remain focused on implementing meaningful strategies to strengthen Bassett’s performance while we weather the continued soft housing market. Operating profit on an adjusted basis improved in the second quarter on slightly lower consolidated revenue. Retail business was stronger as we moved through the quarter, and Bassett’s Memorial Day event resulted in a 14% increase in written sales and 4% more traffic than last year. We saw these retail trends continue into June, which is a good start for the third quarter. Total written sales were up 9.5% and wholesale orders rose 5.2% for the second quarter.

A key priority is to improve operating efficiency and run a leaner operation. On an adjusted basis, SG&A expenses were down 20 basis points from last year’s quarter. We began to realize savings late in the quarter on our previously announced plan to reduce annual expenses by $1.5 million to $2 million. These reductions will be fully realized by fiscal year end.

We’re continuing to execute on our five key 2026 initiatives to grow Bassett’s business, starting with generating higher sales and margins from our store network. Increased efficiency in digital marketing and direct mail was instrumental in driving traffic to stores and our website. The opening-price point collections launched at the April market will be in stores for Labor Day, and these complete our good-better-best merchandise strategy.

Investments in our website continue to improve the user experience for navigation and customization. E-commerce written sales rose 40%, with the average order value increasing 24%. Customers are responding to Bassett’s fully integrated omni-channel experience, with the first positive web traffic since last year’s second quarter. This represents seven out of the last eight quarters where e-commerce sales grew by more than 20%. We’ve undertaken a number of data research projects, including the use of AI, to identify and target new key customer segments, especially younger, more affluent shoppers than our core customers.

Throughout our rich 124-year history, we’ve navigated many economic and housing cycles. By accelerating innovation in design and manufacturing, we remain committed to producing quality home furnishings. We’re investing for stronger customer engagement through an omni-channel experience and working hard to expand markets in retail and wholesale. Continued execution of our key initiatives is essential to enhancing profitability and operational efficiency.”

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on July 2, 2026, at 9:00 am ET. The public is invited to listen to the conference call by webcast, accessible through the Company’s investor relations website, https://investors.bassettfurniture.com/. Participants can also listen to the conference call via https://edge.media-server.com/mmc/p/ef8tw32q. A replay and transcript of the conference call will be available on demand on the investor relations site.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET) is a leading provider of high-quality home furnishings with a wide range of distribution types. Bassett sales approximately 60% of its products through its network of 87 company- and licensee-owned stores which feature the latest on-trend furniture styles, the Company’s capabilities in custom furniture design and manufacturing, free in-home design visits, and coordinated decorating accessories in a professional and friendly environment. Bassett also has a significant traditional wholesale business with more than 1,000 open market accounts. Most of the open market sales are through Bassett Design Centers and Bassett Custom Studios which function as a store within a multi-line store featuring the Company’s custom furniture capabilities. The wholesale business, including the Lane Venture outdoor brand, also services general furniture stores and a growing number of interior design firms. Bassett products are also directly available to consumers at www.bassettfurniture.com. (BSET-E)

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the second fiscal quarter of 2026, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information, as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 30, 2026		May 31, 2025		May 30, 2026		May 31, 2025
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$83,753	100.0%	$84,348	100.0%	$164,093	100.0%	$166,510	100.0%
Cost of goods sold	36,406	43.5%	37,439	44.4%	71,581	43.6%	72,771	43.7%
Gross profit	47,347	56.5%	46,909	55.6%	92,512	56.4%	93,739	56.3%

Selling, general and administrative expenses	44,631	53.3%	44,412	52.7%	88,544	54.0%	88,787	53.3%
New store preopening costs	473	0.6%	-	0.0%	568	0.3%	-	0.0%
Income from operations	2,243	2.7%	2,497	3.0%	3,400	2.1%	4,952	3.0%

Interest income	446	0.5%	521	0.6%	999	0.6%	1,080	0.6%
Other income (loss), net	87	0.1%	(422)	-0.5%	(105)	-0.1%	(881)	-0.5%
Income before income taxes	2,776	3.3%	2,596	3.1%	4,294	2.6%	5,151	3.1%

Income tax expense	737	0.9%	678	0.8%	1,139	0.7%	1,379	0.8%
Net income	$2,039	2.4%	$1,918	2.3%	3,155	1.9%	3,772	2.3%

Basic and diluted earnings per share	$0.24		$0.22		$0.37		$0.43

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
Assets	May 30, 2026	November 29, 2025
Current assets
Cash and cash equivalents	$35,902	$41,277
Short-term investments	17,988	17,963
Accounts receivable, net	12,559	14,410
Inventories, net	64,631	61,790
Recoverable income taxes	410	2,878
Other current assets	6,924	7,224
Total current assets	138,414	145,542

Property and equipment, net	71,930	73,175

Other long-term assets
Deferred income taxes, net	6,180	5,979
Goodwill	7,664	7,217
Intangible assets	6,881	6,910
Right of use assets under operating leases	77,488	76,727
Other	8,928	8,269
Total long-term assets	107,141	105,102
Total assets	$317,485	$323,819

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,068	$14,739
Accrued compensation and benefits	6,772	10,227
Customer deposits	25,568	24,969
Current portion of operating lease obligations	17,689	19,299
Other accrued expenses	8,006	7,750
Total current liabilities	70,103	76,984

Long-term liabilities
Post employment benefit obligations	12,048	11,379
Long-term portion of operating lease obligations	70,132	69,353
Other long-term liabilities	726	996
Total long-term liabilities	82,906	81,728

Stockholders’ equity
Common stock	43,157	43,256
Retained earnings	120,617	121,128
Additional paid-in-capital	-	-
Accumulated other comprehensive income	702	723
Total stockholders' equity	164,476	165,107
Total liabilities and stockholders’ equity	$317,485	$323,819

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Six Months Ended
	May 30, 2026	May 31, 2025
Operating activities:
Net income	$3,155	$3,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,517	4,478
Deferred income taxes	(201)	1,374
Other, net	200	642
Changes in operating assets and liabilities:
Accounts receivable	1,851	298
Inventories	(2,771)	(4,397)
Recoverable income taxes and other current assets	2,768	1,352
Right of use assets under operating leases	8,475	8,474
Customer deposits	577	(1,713)
Accounts payable and other liabilities	(6,692)	978
Obligations under operating leases	(9,983)	(8,355)
Net provided by operating activities	1,896	6,903

Investing activities:
Purchases of property and equipment	(2,592)	(2,275)
Cash paid for licensee acquisition	(470)	-
Other	(88)	(74)
Net cash used in investing activities	(3,150)	(2,349)

Financing activities:
Cash dividends	(3,443)	(3,476)
Issuance of common stock	173	165
Repurchases of common stock	(653)	(1,158)
Taxes paid related to net share settlement of equity awards	(76)	(136)
Repayments of finance lease obligations	(122)	(67)
Net cash used in financing activities	(4,121)	(4,672)
Change in cash and cash equivalents	(5,375)	(118)
Cash and cash equivalents - beginning of period	41,277	39,551

Cash and cash equivalents - end of period	$35,902	$39,433

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Six Months Ended
	May 30, 2026	May 31, 2025	May 30, 2026	May 31, 2025
Sales Revenue
Wholesale sales	$53,147	$54,229	$106,108	$107,156
Less: Sales to retail segment	(24,942)	(24,113)	(50,108)	(48,172)
Wholesale sales to external customers	28,205	30,116	56,000	58,984
Retail sales	55,548	54,232	108,093	107,526
Consolidated net sales	$83,753	$84,348	$164,093	$166,510

Income (Loss) before Income Taxes
Income (Loss) from Operations
Wholesale	$8,231	$8,290	$16,627	$16,975
Retail excluding new store pre-opening costs	143	482	(796)	434
New store pre-opening costs	(473)	-	(568)	-
Corporate and other (1)	(6,059)	(6,521)	(12,176)	(12,747)
Inter-company elimination	401	246	313	290
Consolidated income from operations	2,243	2,497	3,400	4,952

Interest income	446	521	999	1,080
Other income (loss), net	87	(422)	(105)	(881)
Consolidated income before income taxes	$2,776	$2,596	$4,294	$5,151

(1) Corporate and Other includes the shared Corporate costs that are benefiting both the Wholesale and Retail segments.